Exhibit 99.1
News Release
First Midwest Bancorp, Inc.		First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768

FOR IMMEDIATE RELEASE

CONTACT:	Paul F. Clemens (Investors) EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	James M. Roolf (Media) SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com

TRADED:	NASDAQ Global Select Market

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES
COMMERCIAL BANKING LEADERSHIP CHANGES

ITASCA, IL, December 22, 2014 - First Midwest Bancorp, Inc. (the “Company”) (NASDAQ NGS: FMBI), the parent company of First Midwest Bank, today announced that Victor P. Carapella, Executive Vice President and Director of Commercial Banking, has informed the Company of his decision to retire on March 31, 2015.
“I want to thank Vic for his 27 years of dedicated service to First Midwest,” said Michael L. Scudder, President and Chief Executive Officer of the Company. “Vic had a highly distinguished career at First Midwest and made numerous lasting contributions to our success. He has built an outstanding and experienced team and, because of his leadership, our Commercial Banking group is well-poised for continued growth. We wish Vic much happiness in his retirement.”
The Company also announced that its Commercial Banking group will be structured, in accordance with client needs, into four business units led by the following Executive Vice Presidents, each reporting to Mark G. Sander, President of First Midwest Bank:
Middle Market Banking - led by Dean R. Glassberg. Mr. Glassberg has 26 years of banking experience. In his 16-year career at First Midwest Bank, Mr. Glassberg has had various senior lending responsibilities and served as Regional President of the Bank’s Northern Region prior to his current position. Before joining First Midwest, Mr. Glassberg held lending positions at Bank of America and NBD Bank, as well as served as Treasury Manager at AAR Corp.
Business Banking - led by S. Michael McCracken. Mr. McCracken has almost 25 years of business banking, middle market, commercial real estate and healthcare lending experience. Mr. McCracken joined First Midwest Bank in 2014 as part of our acquisition of the Chicago banking operations of Popular Community Bank where he served as the Illinois Region Executive with commercial and retail responsibilities. Prior to Popular Community Bank, Mr. McCracken held relationship management and leadership positions at NBD Bank and American National Bank and Trust Company of Chicago.
Commercial Real Estate and Equipment Leasing - led by Marc R. Parise. Mr. Parise has been with First Midwest Bank for over 30 years, and has held senior positions in several areas, including Commercial Real Estate, Agricultural Lending, Commercial Banking and Specialty Lending. He also served as Regional President of the Bank’s Bi-States region.

Specialty Banking - led by David M. Knapp. Mr. Knapp has over 30 years of middle market and specialty lending experience. Prior to joining First Midwest Bank as Regional President in 2012, Mr. Knapp held relationship management and leadership positions of increasing responsibility at BMO Harris Bank, LaSalle Bank and The Northern Trust Company.
“Vic’s retirement at age 65 represents a natural transition of responsibilities at our Company,” said Sander. “While we will miss Vic’s passion and energy, our leadership development and succession planning efforts have well prepared our Commercial leadership team to continue our strong momentum and growth.”
About First Midwest
First Midwest, with assets of approximately $9.6 billion, is the premier relationship-based financial institution in the Chicago banking market. As one of Illinois’ largest independent bank holding companies, First Midwest, through its subsidiary bank and other affiliates, provides a full range of business and retail banking and wealth management services through approximately 110 banking offices located in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest has been recognized by J.D. Power as having the “Highest Customer Satisfaction with Retail Banking in the Midwest Region*” according to the 2014 Retail Banking Satisfaction StudySM. First Midwest’s website is www.firstmidwest.com.

* First Midwest Bank received the highest numerical score among retail banks in the Midwest region in the proprietary J.D. Power 2014 Retail Banking Satisfaction StudySM. The study is based on 80,445 total responses measuring 21 providers in the Midwest region (Iowa, Illinois, Kansas, Missouri, Minnesota and Wisconsin) and measures opinions of consumers with their primary banking provider. Proprietary study results are based on experiences and perceptions of consumers surveyed January 2014. Individual experiences may vary. Visit www.JDPower.com.

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